Exhibit 23

Consent of Independent Certified Public Accountants:


We have issued our report dated January 8, 1998, accompanying the consolidated financial statements incorporated by reference or included in the 1997 Annual Report of Harleysville National Corporation on Form 10-K for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of Harleysville National Corporation on Form S-3 (Registration No. 33-57790) and on Forms S-8 (Registration No. 33-69784 and Registration No. 33-17813).


GRANT THORNTON LLP


Philadelphia, Pennsylvania
March 26, 1998